Exhibit p(7)


                                ROBECO USA, INC.
                                ----------------
                         WEISS PECK & GREER INVESTMENTS
                         ------------------------------
                             ROBECO SECURITIES, LLC
                             ----------------------
                                 CODE OF ETHICS
                                 --------------


Robeco USA Inc., Weiss Peck & Greer Investments, a division of Robeco USA, LLC ("WPG"), and Robeco Securities, LLC, (together "RUSA"), has built a reputation for integrity and professionalism among its clients. We value the confidence and trust those clients have placed in us and strive to protect that trust. This Code of Ethics (the "Code") is our commitment to protecting our clients' trust by establishing formal standards for general personal and professional conduct.


A.       APPLICABILITY AND DEFINITIONS
         -----------------------------

This Code applies to all Supervised Persons.

"SUPERVISED PERSONS" for purposes of this Code means:

    1) Directors, and officers of RUSA (or other persons occupying a similar status or performing similar functions);

    2)   Employees of RUSA;

    3) Any other person who provides investment advisory advice on behalf of RUSA and is subject to RUSA's supervision and control; and

    4) Certain other persons designated by the Legal & Compliance Department, such as temporary/contract workers who support our businesses.

 "ACCESS PERSON" for purposes of this Code means any Supervised Person:

    1) Who has access to non-public information regarding any client's purchases or sales of securities, or

    2) Who has non-public information regarding the portfolio holdings of any mutual fund, managed account, or hedge fund managed by WPG, Boston Partners, or Robeco-Sage; or

    3) Who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic; or

    4) Who is a director or officer of RUSA, by virtue of the fact that RUSA's primary business is providing investment advice. Excepted from this requirement are WPG Mutual Fund directors who are not employees of RUSA nor have access to confidential information regarding client securities transactions or recommendations.

    5) Certain other persons designated by the Legal & Compliance Department, such as temporary/contract workers who support our businesses.

"BENEFICIAL INTEREST" for purposes of this Code means any Covered Security (as that term is defined in Section F.I. below) in which a Supervised Person has an opportunity directly or indirectly to provide or share in any profit derived from a transaction in a Covered Security, including accounts held by members of the Supervised Person's household, or any person or organization (such as an investment club) with whom a Supervised Person has a direct or indirect pecuniary interest, or any trusts of which a Supervised Person is trustee.

The Legal & Compliance Department will notify all individuals of their status as either a Supervised Person or an Access Person on an annual basis as well as at the time of any job status change.

B.       STANDARDS OF BUSINESS CONDUCT
         -----------------------------

The following principles are intended to guide in the applicability of this Code of Ethics:

    1. RUSA is a fiduciary and its Supervised Persons have a duty to act for the benefit of its clients and shall at all times place the financial interests of the client ahead of itself;

    2. RUSA holds all Supervised Persons responsible to high standards of integrity, professionalism, and ethical conduct; and

    3. RUSA fosters a spirit of cohesiveness and teamwork while ensuring the fair treatment of all Supervised Persons.


C.       COMPLIANCE WITH FEDERAL SECURITIES LAWS
         ---------------------------------------

All Supervised Persons must comply with applicable federal securities laws. The applicable laws are designed to prevent the following practices, which should not be viewed as all encompassing and are not intended to be exclusive of others.

              Supervised Persons must never:

                  o    Defraud any client in any manner;
                  o Mislead any client, including by making a statement that omits material facts;
                  o Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client, including misappropriation of an investment opportunity;
                  o Engage in any manipulative practice with respect to any client or security, including price manipulation.

D.       CONFLICTS OF INTEREST
         ---------------------

As a fiduciary, RUSA has an affirmative duty of care, loyalty, honesty to its clients and a duty of utmost good faith to act in the best interests of the client. Compliance with this fiduciary responsibility can be accomplished by avoiding conflicts of interest and by fully, adequately, and fairly disclosing all material facts concerning any conflict which arises with respect to any client. Supervised Persons are to actively avoid any existing or potential conflicts or situations that have the appearance of conflict or impropriety.

The following specific guidelines should not be viewed as all encompassing and are not intended to be exclusive of others:

    1. No Supervised Person shall take inappropriate advantage of their position with respect to a client, advancing their position for self-gain.

    2. No Supervised Person shall use knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions.

    3. All securities transactions affected for the benefit of a client account shall avoid inappropriate favoritism of one client over another client.

    4. All securities transactions affected for the benefit of a Supervised Person shall be conducted in such a manner as to avoid any actual or potential conflict of interest or abuse of that individual's position of trust and responsibility.

E.       CONFIDENTIALITY
         ---------------

All information obtained by any Supervised Person regarding any aspect of a client relationship shall be kept in strict confidence. The Supervised Person commits an unethical business practice by disclosing the identity, affairs, or investments of any client unless required by any regulatory or self-regulating agency, or to the extent required by law or regulation, or unless disclosure is consented to by the client.

F.       EMPLOYEE PERSONAL SECURITIES MONITORING
         ---------------------------------------

I.       DEFINITIONS
         -----------

"COVERED SECURITY" shall include any type of equity or debt instrument, including any rights, warrants, derivatives, convertibles, options, puts, calls, straddles, shares of closed-end mutual funds, shares of open end mutual funds that are advised or subadvised by RUSA, Boston

Partners, or Robeco-Sage, holdings in foreign funds, or, in general, any interest or investment commonly known as a security.

"NON-COVERED SECURITY" shall include shares of open-ended mutual funds that are not advised or subadvised by RUSA, Boston Partners, or Robeco-Sage, direct obligations of the US government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements which have a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization ("NRSRO").

"MANAGED PORTFOLIOS" shall include any WPG equity strategy, WPG Mutual Funds, and WPG Hedge Funds.

"OUTSIDE ACCOUNT" shall include any Supervised Person's Covered Securities account not held at Charles Schwab.


II.      BROKERAGE/ADVISORY ACCOUNTS TO BE MAINTAINED AT SCHWAB
         ------------------------------------------------------

Supervised Persons are required to maintain all discretionary or non-discretionary securities or commodities accounts with Charles Schwab, unless prior written permission to maintain account(s) outside of Charles Schwab has been granted by the Legal & Compliance Department. This includes any account over which the Supervised Person has the power to exercise investment control, including but not limited to accounts in which the Supervised Person has a direct or indirect Beneficial Interest.

Outside Accounts are permitted subject to the prior written consent of RUSA's Legal & Compliance Department. If an Outside Account is approved, the Supervised Person must instruct their broker to send duplicate statements and confirmations to RUSA's Legal & Compliance Department.

Upon joining the firm, a Supervised Person shall within 30 days from the date of employment:

    1. close any Outside Accounts for which written approval has not been granted;

    2. transfer existing accounts, or to open a new account, under RUSA's agreement with Charles Schwab:

             a.    contact a Schwab representative at:

                         designated.brokerage@schwab.com
                         -------------------------------
                                  877-602-7419
                               Fax: 1-602-355-4270

             b. instruct them to open your account under the Robeco Master Account.

    3. provide copies of all brokerage transaction statements for their first month of employment with RUSA to the Legal & Compliance Department.

III.     TRANSACTION PRECLEARANCE
         ------------------------

All Supervised Person's securities transactions in Covered Securities are subject to preclearance.

    1. If a Supervised Person has access to Lotus Notes, they are required to utilize the electronic Personal Investment Preclearance System (the "Preclearance System"). The Preclearance System will facilitate the automatic routing of Supervised Person's trades to the Legal & Compliance Department. The Preclearance System will also enable the Supervised Person to identify the holding period requirements for the particular security.

    2. In the event that the Preclearance System cannot be utilized, a hardcopy preclearance form may be delivered to the Legal & Compliance Department by hand or facsimile. A copy of the preclearance form can be obtained from RUSA's Legal & Compliance Department.

Pre-clearance is valid only for the day of approval. If the trade is not executed on the approved date, the pre-clearance process must be repeated prior to execution on the day the transaction is to be effected.

IV.      INITIAL PUBLIC OFFERINGS ("IPO")
         --------------------------------

Supervised Persons are prohibited from purchasing any security sold in an initial public offering, with the exception of Government Bonds and Municipal Securities.

Government Bond or Municipal Securities IPOs may only be made with the prior consent of the Legal & Compliance Department.

V.       PRIVATE INVESTMENTS (HEDGE FUNDS, PRIVATE PLACEMENTS, ETC.)
         -----------------------------------------------------------

Private investments by Supervised Persons may only be made with the prior consent of the Legal & Compliance Department.

VI.      SHORT SALES/COVER SHORTS
         ------------------------

Short sales by Supervised Persons of securities held long in Managed Portfolios are strictly prohibited. This prohibition includes writing naked call options or buying naked put options on Managed Portfolio securities. Transactions are subject to all blackout policies including the short term profit prohibition.

VII.     OPTIONS
         -------

The purchase of options by Supervised Persons may only be made with the prior consent of the Legal & Compliance Department. Approval is determined based on the underlying security. Transactions are subject to all blackout policies including the holding period restrictions.


VIII.    HOLDING PERIODS
         ---------------

The following summarizes minimum holding periods:


SECURITY OR OPTION HELD            SECURITY/OPTION NOT HELD
 IN MANAGED PORTFOLIOS               IN MANAGED PORTFOLIOS                         ALL INDEX OPTIONS
-----------------------            ------------------------                        -----------------
    Gains:    60 days                   Gains:    1 day                             Gains:    1 day
    Losses:    1 day                    Losses:   1 day                             Losses:   1 day

It is the Supervised Person's responsibility to determine the holding period applicable to a security purchased. The Preclearance System has been designed to notify the Supervised Person if their proposed trade will be subject to the 60-day holding period. A notification will be sent to the Supervised Person informing them that the security is currently held in a Managed Portfolio and is therefore subject to a 60-day holding period. Supervised Person's violating the holding period requirement will have their profits disgorged.

Hardship exemptions from the holding period requirement may be granted by the Legal & Compliance Department on a case-by-case basis. The Supervised Person seeking relief must establish a bona fide financial hardship (i.e., medical or educational expenses, purchasing a home, etc.) and demonstrate that they possess no other assets to meet the financial need.

IX.      BLACKOUT PERIODS
         ----------------

         1.  CLIENT PRIORITY
             ---------------

         Supervised Persons personal transactions in Covered Securities will not be approved if an open order exists on the trading desk. Supervised Persons are required to resubmit any order that was originally denied.

         2.  7 DAY BEFORE AND AFTER
             ----------------------

         All equity portfolio managers, analysts, and traders are precluded from purchasing or selling in their personal accounts any security they purchased or sold for a Managed

         Portfolio advised/traded by them for a period of 7-calendar days before or after the Managed Portfolio transaction. In calculating the 7-calendar day period, the trade date of the Managed Portfolio's transaction is not counted. Violations will result in the unwinding of the transaction and disgorgement of any profit.


X.       EXEMPTIONS
         ----------

The following transactions are exempt from all preclearance, holding periods, and black-out periods. NOTE THAT WHILE THESE EXEMPTIONS APPLY, IF THEY FALL UNDER THE DEFINITION OF COVERED SECURITY, THEY ARE REPORTABLE.

         1.   Purchases   and  sales  of  shares  of  mutual  funds  advised  or
              sub-advised   by   RUSA,    Boston   Partners,    or   Robeco-Sage
              (transaction/annual reportable);

         2.   Gifts of securities; (potential transaction/annual reportable)

         3. Exchange Traded Funds ("ETFs") based on a broad-based securities index (transaction/annual reportable);

         4. Covered Security transactions executed on a fully discretionary basis by an investment adviser or broker dealer (other than RUSA) on behalf of a Supervised Person (transaction/annual reportable);

         5. Transactions by a Supervised Person acting as a portfolio manager for, or who has a beneficial interest in, an investment limited partnership or investment company where RUSA is the contractual investment adviser or for or any account in which the RUSA has a proprietary interest (i.e. certain hedge funds) (not reportable - RUSA maintains records);

         6. Covered Security transactions for which a Supervised Person has requested and received preclearance from the Compliance Department and for which the Supervised Person is not the Portfolio Manager directly responsible for initiating the client transaction; (not reportable - RUSA maintains records);

         7. Purchases or sales that are non-volitional such as margin calls; stock splits; stock dividends; bond maturities; systematic investment plans, including dividend reinvestment plans; mergers; consolidations; spin-offs; or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; (potentially reportable); and

         8. Any acquisition of a Covered Security through the exercise of rights issued pro rata to all holders of the class, to the extent such rights were acquired in the issue and not through the acquisition of transferable rights (transaction/annual reportable).

XI.      RESTRICTED SECURITY LIST
         ------------------------

The Legal & Compliance Department maintains a Restricted Security List (the "Restricted List") which includes all securities where a Supervised Person has, or is in a position to receive, material non-public information about a company, such as information about a company's earnings or dividends, as a result of a special relationship between RUSA or a Supervised Person and the company.

If a Supervised Person knows or believes they have material, non-public information, they must immediately notify the Legal & Compliance Department. The decision whether to place a security on the Restricted List and the amount of time a security will remain on the Restricted List is made by the Legal & Compliance Department.

If it is determined that the Supervised Person is in possession of material, non-public information, the Legal & Compliance Department will establish a "Protective Wall" around the Supervised Person. In order to avoid inadvertently imposing greater restrictions on trading than are necessary, a Supervised Person may not discuss this information with anyone without the approval of RUSA's Legal & Compliance Department. In addition, Supervised Persons having access to the Restricted List are to be reminded that the securities on the list are confidential and proprietary and should not be disclosed to anyone without the prior approval of the Legal and Compliance Department.

When an order is received from a Supervised Persons in a security on the Restricted List, the Preclearance System will automatically flag the transaction, and the transaction may not be executed until the Legal & Compliance Department has approved the trade. The Legal & Compliance Department will check with the department or staff member with the relationship to the company to determine whether trading in the security should be permitted. When a security is added to or deleted from the Restricted List, the Legal & Compliance Department will update the Preclearance System.


XII.     ACTIVITY REVIEW
         ---------------

The firm has adopted an approach requiring the Legal & Compliance Department to monitor employee trading activity with particular focus on trading which may be unusual for a particular Supervised Person either because of the size of the position bought or sold, the frequency of the activity, or the nature of the Covered Security being traded. Employees are expected to devote their full time and attention to their work responsibilities. RUSA may take steps to curtail an individual's trading activity if, in the judgment of the appropriate department manager or the Legal & Compliance Department, the Supervised Person's trading activity is having an adverse impact on their job performance.

XIII.    REPORTING REQUIREMENTS
         ----------------------

1.       TRANSACTION REPORTING
         ---------------------

         All Supervised Persons must submit brokerage statements to the Compliance Department which reports every gift, IPO, private placement, and Covered Security transaction in which they participated during the calendar quarter no later than 30 days after the end of that quarter.

         Supervised Person's reporting obligations may be satisfied in the following ways:

         a. For accounts maintained at Charles Schwab, Supervised Person's reporting obligations are automatically satisfied.

         b. For accounts not maintained at Charles Schwab, Supervised Person's may satisfy their reporting obligations by having their brokers deliver to the Legal & Compliance Department copies of brokerage statements which contain:

              i. The name of the security, the date of the transaction, the interest rate and maturity (if applicable), the number of shares, and the principal amount of each Covered Security involved;

              ii. The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

              iii.  The price at which the  transaction  was  effected;

              iv. The name of the broker, dealer, or bank through which the transaction was effected;

         c. Private Placements transactions effected during the quarter must be reported manually. The Compliance Department will review conduct periodic reviews of Supervised Persons' personal securities transactions in an effort to ensure the compliance with this Code.


2.       INITIAL HOLDINGS REPORT
         -----------------------

         All Access Persons shall disclose to the Legal & Compliance Department a listing of all Covered Securities beneficially owned no later than 10 days after becoming a Supervised Person. The information must be current as of a date no more than 45 days prior to the date the Supervised Person becomes an Access Person.

         The report shall include the following:

         a. The title and type of security, the ticker or CUSIP, the number of shares, and the principal amount of all securities in which the Supervised Person has any direct or indirect beneficial ownership;

         b. The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

         c.   The date the report is submitted.

The Compliance Department will review all Initial Holdings Reports in an effort to monitor potential conflicts of interest.

3.       ANNUAL HOLDINGS REPORT
         ----------------------

         No later than January 31st, annually, Access Persons shall deliver to The Legal & Compliance Department a listing of all Covered Securities beneficially owned that are current as of a date no more than 45 days prior to the date the report is submitted.

         The report shall include the following:

         a. The title and type of security, the ticker or CUSIP, the number of shares, and the principal amount of all securities in which the Supervised Person has any direct or indirect beneficial ownership;

         b. The name of any broker, dealer, or bank with whom the Supervised Person maintains an account in which any securities are held for the direct or indirect benefit of the Supervised Person; and

         c.   The date the report is submitted.

The Compliance Department will review all Annual Holdings Reports in an effort to monitor potential conflicts of interest and to assess the Supervised Person's fulfillment of their quarterly reporting obligations.

G.       INSIDER TRADING/MATERIAL NON-PUBLIC INFORMATION
         -----------------------------------------------

RUSA aspires to the highest standard of business ethics. The purpose of RUSA's policies on insider trading is to reduce the risk of violation of federal insider trading laws and reporting requirements. Accordingly, RUSA has developed the following policies to monitor, restrict if necessary, and educate Supervised Persons with respect to acquiring and investing when in possession of proprietary and/or confidential information.

I.       USE OF CONFIDENTIAL OR PROPRIETARY INFORMATION
         ----------------------------------------------

Supervised   Persons  may  receive  or  have  access  to  material,   non-public
information in the course of their work at RUSA. Company policy, industry practice and federal and state law establish strict guidelines for the use of material, non-public information. To ensure that Supervised Persons adhere to the applicable laws, RUSA has adopted the following policies:

         Supervised Persons:

         o may not use confidential or proprietary information for investment purposes, for personal gain, or share such information with others for their personal benefit; or
         o may not pass material, non-public information about an issuer on to others or recommend that they trade the issuer's securities; or
         o must treat as confidential all information not generally made public concerning RUSA's investment activities or plans, or the financial condition and business activity of any enterprise with which RUSA is conducting business; or
         o must preserve the confidentiality of proprietary information and disclose it only to other Supervised Persons who have a legitimate business need for the information. Prior to disclosing this information to others, Supervised Persons must consult with the Legal & Compliance Department.

Under federal securities law, it is illegal to buy or sell a security while in possession of material, non-public information relating to the security. In some circumstances, additional elements may be required for there to be a violation of law, including breach of a duty or the misappropriation of information. It is also illegal to "tip" others about inside information. Tipping involves passing material, non-public information about an issuer on to others or recommending that they trade the issuer's securities.

Insider trading is an extremely complex area of the law principally regulated by the Securities and Exchange Commission ("SEC"). Questions concerning the law or a particular situation should be addressed with the Legal & Compliance Department prior to taking any action. If the Supervised Person believes that they may have material, non-public information gained within or outside the scope of their employment, regardless of the source, they must notify the Legal & Compliance Department so that securities can be monitored and/or placed on the RUSA Restricted List as appropriate.

II.      RUSA'S INSIDER TRADING RULES
         ----------------------------

Set forth below are three rules concerning insider trading. Failure to comply with these rules could result in violations of the federal securities laws and subject the Supervised Person to severe penalties under these laws. Violations of these rules also may result in discipline by RUSA, up to and including termination of employment.

         o Supervised Persons who possess, or have reason to believe they possess, material, non-public information relating to any security, may not buy or sell that publicly traded security for themselves, members of their family, RUSA or any other persons. In addition, Supervised Persons may not recommend to others that they buy or sell that security.

         o If a Supervised Person is aware that RUSA is considering or actually trading any publicly traded security for any account it manages, the Supervised Person must regard that as material, non-public information.
         o Supervised Persons must contact the Legal & Compliance Department and disclose that they are in possession of this information and may not communicate material, non-public information to anyone without the advance approval of the Legal & Compliance Department.

III.     WHAT IS NON-PUBLIC INFORMATION?
         -------------------------------

Non-public information is information that is not generally available to the investing public. Information is public if it is generally available through the media or disclosed in public documents such as corporate filings with the SEC. If it is disclosed in a national business or financial wire service (such as Dow Jones or Bloomberg), in a national news service (such as AP or Reuters), in a newspaper, magazine, on the television, on the radio or in a publicly disseminated disclosure document (such as a proxy statement, quarterly or annual report, or prospectus), consider the information to be public. If the information is not available in the general media or in a public filing, consider the information to be non-public. If you are uncertain as to whether material information is non-public, you must consult the Legal & Compliance Department.

While Supervised Persons must be especially alert to sensitive information, you may consider information directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD. Please contact the Legal & Compliance Department if you have any questions with regard to this Regulation.

A RUSA Supervised Persons working on a venture capital, private equity or private securities transaction who receives information from a company representative regarding the transaction should treat the information as non-public. The termination or conclusion of the negotiations in many instances will not change the status of that information.

IV.      WHAT IS MATERIAL INFORMATION?
         -----------------------------

There is no statutory definition of material information. Information an investor would find useful in deciding whether or when to buy or sell a security is generally material. In most instances, any non-public information that, if announced, could affect the price of the security should be considered to be material information. If you are not sure whether non-public information is material, you must consult the Legal & Compliance Department.

V.       MATERIAL INFORMATION EXAMPLES
         -----------------------------

         1.   MATERIAL INFORMATION MAY BE ABOUT THE ISSUER ITSELF: FOR EXAMPLE:

              o information about a company's earnings or dividends, (such as whether they will be increasing or decreasing);
              o any merger, acquisition, tender offer, joint venture or similar transaction involving the company;
              o information about a company's physical assets (e.g., an oil discovery, or an environmental problem);
              o information about a company's Personnel (such as a valuable employee leaving or becoming seriously ill); or
              o information about a company's financial status (e.g., any plans or other developments concerning financial restructuring or the issuance or redemption of, or any payments on, any securities).

         2. INFORMATION MAY BE MATERIAL THAT IS NOT DIRECTLY ABOUT A COMPANY, IF THE INFORMATION IS RELEVANT TO THAT COMPANY OR ITS PRODUCTS, BUSINESS, OR ASSETS. FOR EXAMPLE:

              o Information that a company's primary supplier is going to increase dramatically the prices it charges; or
              o information that a competitor has just developed a product that may cause sales of a company's products to decrease.

         3.   MATERIAL   INFORMATION  MAY  INCLUDE   INFORMATION   ABOUT  RUSA'S
              PORTFOLIO MANAGEMENT ACTIVITIES.

You should treat as material, any information that RUSA is considering whether to buy or sell a publicly traded security of a company or is going to make a trade or has just made a trade of that security.


VI.      "FRONT-RUNNING" AND "SCALPING"
         ------------------------------

Trading while in possession of information concerning RUSA's trades is called front-running or scalping, and is prohibited by RUSA's insider trading rules, and may also violate federal law. The terms "front-running" and "scalping" are sometimes used interchangeably in industry literature and by the SEC.

Front-running is making a trade in the same direction as RUSA just before RUSA makes its trade, for example, buying a security just before RUSA buys that security, or selling just before RUSA sells that security.

Scalping is making a trade in the opposite direction just after RUSA's trade, for example, selling just after RUSA stops buying such security or buying a security just after RUSA stops selling such security. Scalping allows Supervised Persons the opportunity to profit from temporary artificially inflated/deflated prices caused by RUSA's transactions.

VII.     "CHINESE WALL"
         --------------

One of the primary methods of protection against the misuse of material non-public information is the restriction of communications between private and public business units.

         1.   RUSA's private business units are defined as:

              a.    the Venture Capital Division ("VCD"),

              b.    the Private Equity Division ("PED") and;

              c. the WPG Hedge Funds engaged in private equity transactions ("HF").

         2. RUSA's public business units are defined as the WPG's equity unit, WPG's fixed income unit, WPG Mutual Funds, and WPG Hedge Funds operating in the public market.

The communication of material non-public information among these groups is prohibited.

VIII.    PENALTIES FOR INSIDER TRADING
         -----------------------------

RUSA and/or RUSA Supervised Persons could be subject severe civil penalties as well as criminal prosecution for illegally trading while in possession of material, non-public information.

IX.      SPECIFIC PROCEDURES
         -------------------

In application of the policy, the following procedures shall be followed:

1.       SEGMENT AFFILIATIONS
         --------------------

Each RUSA investment unit will be designated by the General Counsel or the Chief Compliance Officer as being associated with either the "Public" or the "Private" Segment.

2.       FIRM COMMUNICATIONS AND REPORTING
         ---------------------------------

Supervised Persons who have business relationships with senior management of companies which can result in the receipt of material, non-public information about the company, including, without limitation, (i) the election or appointment of the Supervised Persons as a director, officer, executive employee or confidential consultant, or (ii) the acquisition of securities or the right to receive securities having sufficient voting power to influence the management policies of the Company, should be aware that, in such circumstances, they must contact a lawyer in the Legal and Compliance Department prior to acting in the marketplace.

         a. All Supervised Persons shall promptly report to the General Counsel or Chief Compliance Officer their awareness of any information which they believe may constitute material non-public information concerning a company.

         b. No Supervised Person from the private business units shall attend any meeting with Supervised Persons associated with public business units in which a company is discussed, unless (i) the attending private personnel shall have obtained General Counsel's or the Chief Compliance Officer's prior clearance that private business unit is not in possession of material non-public information regarding the company, or (ii) such discussion is isolated to a portion of the meeting during which private business unit Supervised Persons are not in attendance.

         c. All Supervised Persons of the public business unit are prohibited from soliciting non-public information from any Supervised Person of the private business unit as to any company.

         d. The Legal & Compliance Department will maintain the Restricted Security List.

         e. Any Supervised Persons who has reason to believe that any violation of this Statement of Policy has occurred shall immediately report all material facts concerning such matter to the Legal & Compliance Department.

H.       GIFTS AND ENTERTAINMENT POLICY
         ------------------------------

Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Supervised Person. The following guidelines will further clarify this general principal.


DEFINITIONS:

GIFT - anything of value, including, but not limited to gratuities, tokens, objects, clothing, or certificates for anything of value. The definition also includes any meal, tickets or admission to events where the person supplying the meal or event is not present.

ENTERTAINMENT - business meals and events such as sporting events, shows, concerts where the person supplying the meal or event is present.

GIFTS POLICY
         a. No Supervised Person shall accept any gift of more than $100 value from any person or entity that does business with or on behalf of a client (or any of its portfolios), or any entity that provides a service to Adviser. Gifts of greater than $100 value are to be declined or returned in order not to compromise the reputation of Adviser or the individual. Gifts valued at less than $100 and considered customary in the industry, are considered appropriate.

         b. No Supervised Person shall provide gifts of more than $100 value, per person, per year, to existing clients, prospective clients, or any entity that does business with or on behalf of a client (or any of its portfolios), or any entity that provides a service to Adviser. Gifts valued at less than $100 and considered customary in the industry, are considered appropriate.

         c. Under no circumstances may an employee accept or provide a gift of cash or cash equivalent, (such as a gift card, gift certificate or gift check.).

         d.   Supervised  Persons  are  expressly   prohibited  from  soliciting
              anything of value from a client, or other entity with which the firm does business.

         e. Similarly, Supervised Persons should not agree to provide anything of value that is requested by a client, or other entity with which the firm does business, (such as concert, sporting event or theater tickets,), except that assisting a client or other entity in acquiring tickets for which they intend to pay full value, is permitted under the policy.

ENTERTAINMENT POLICY
         a. Supervised Persons may engage in normal and customary business entertainment. Entertainment that is extraordinary or extravagant, or that does not pertain to business, is not permitted.

         b. Certain rules and regulations enacted by the client or a regulator of the client may exist which prevent any form of gift or entertainment. It is important to be cognizant of what each client allows, especially pertaining to public funds, where rules may be very stringent and specific.

         c. Prior to providing entertainment to a representative of a public entity, contact the Legal and Compliance Department in order to verify interpretation understanding of state or municipal regulations.

STANDARD OF REASONABLENESS
The terms "extraordinary" or "extravagant," "customary in the industry," and "normal and customary" may be subjective. Reasonableness is a standard that may vary depending on the facts and circumstances. If you have questions regarding a gift or entertainment, contact your supervisor, or the Legal/Compliance Department.

RECORDS
RIM must retain records of all gifts and gratuities given or received for a period of three years. These records must be made available upon request for inspection by your Supervisor, the Legal/Compliance department or a regulator.

Marketing/administration must send a copy of the gift log to Legal/Compliance monthly.

I.       CHARITABLE CONTRIBUTIONS
         ------------------------

If a contribution is requested by a client, RUSA may agree to charitable contributions subject to the following terms.
         a. The check must be made in RUSA's name (not the client or the supervised person)
         b.   Any tax benefit is taken by RUSA
         c.   The contribution does not directly benefit the client
         d. The contribution is not made to satisfy a pledge made by the client
         e. The contribution must be made payable to the 501 c 3 Charitable organization (otherwise, the contribution may be subject to LM-10 filing with the DOL)

Charitable contributions must be pre-approved by your supervisor.

J.       POLITICAL CONTRIBUTIONS
         -----------------------

From time to time, RIM or its employees may be asked by a client to make political contributions. In addition, employees, by their own volition, may seek to make individual political contributions. As an investment manager, RIM is often eligible to manage money on behalf of a state or municipality. To avoid any real or perceived conflict of interests, Robeco requires that all personal political contributions be subject to a preclearance policy.

For the purposes of this policy, political contribution include a direct payment of money to a campaign organization, volunteer work, or fund raising work done on behalf of, or to benefit, a political campaign organization or candidate.


FIRM CONTRIBUTIONS
------------------

RIM does not to make political contributions.

INDIVIDUAL CONTRIBUTIONS
------------------------

FOR ALL EMPLOYEES
-----------------
- RIM will not reimburse any employee for individual political contributions. In addition, the RIM corporate credit card cannot be used to make contributions.

- Preclearance is required for any political contribution made by any employee to a state or local candidate outside of the contributor's jurisdiction for whom the contributor is not eligible to vote.

- Preclearance is not required prior to individual personal contributions to national election campaigns, national political parties, or political action committees or candidates for national office such as president of the US or members of the US Senate or House of Representatives.

- Certain contributions, even within your voting jurisdiction, may restrict or prohibit RIM from transacting business with a related public entity. If there is a chance that an individual contribution may cause a conflict of interest with RIM's business, please consult with the Head of Sales or the RIM Legal & Compliance Department prior to making an individual contribution.

FOR EMPLOYEES IN SALES, MARKETING AND PORTFOLIO MANAGEMENT
----------------------------------------------------------
- In addition to the above restrictions, preclearance is required for all individual contributions to state, municipal and local candidates and campaigns, whether inside or outside your voting jurisdiction.

K.   OUTSIDE BUSINESS ACTIVITIES
     ---------------------------

A potential conflict of interest exists with respect to a Supervised Person's duties to RUSA and its clients when individuals are permitted to engage in outside business activities.

Written requests must be submitted to the Supervised Person's supervisor with a copy to the Legal & Compliance Department prior to a Supervised Person seeking to:

         o    engage in any outside business activity, or
         o    accept  any   position   as  an  officer   or   director   of  any
              publically-traded corporation or mutual fund.

The written request must contain all of the information necessary to review the activity. The request should contain the name of the company, the nature of the business, the capacity in which the employee will serve, an identification of any possible conflicts, the term of the contemplated relationships and any compensation to be received.

RUSA fully supports Supervised Persons accepting positions as officers or directors for non-profit or charitable organizations and does not require
Supervised Persons to seek approval or report these laudable activities. However, Supervised Persons are cautioned to be mindful that, from time-to-time, certain conflicts of interest may arise by virtue of their position within RUSA and their position within a non-profit or charitable organization, such as when the organization is a client of RUSA's. If such a conflict of interest arises, Supervised Persons must contact the Legal & Compliance Department.

The Legal & Compliance Department, in conjunction with the Supervised Person's supervisor and the Director of Human Resources, will review and/or identify any potential conflicts.

If approved, the Legal & Compliance Department will provide the Supervised Person with written approval. In addition, if applicable, the Legal & Compliance Department will ensure that a registered representative's Form U-4 is updated with the NASD. In the event that a resolution to the conflict cannot be reached, the Supervised Person may be asked to terminate either his outside employment or his position with RUSA.

Finally, upon employment and annually thereafter, Supervised Persons are required to fill out the New Employee/Annual Compliance Acknowledgement Form and accompanying Conflicts Questionnaire ("Questionnaire"). The Questionnaire requests information regarding a Supervised Person's outside business activities. The Legal & Compliance Department will verify items reported on the Questionnaire against written requests received throughout the year.

L.   REPORTING VIOLATIONS
     --------------------

All Supervised Persons must report violations of this Code promptly to both the Chief Compliance Officer and an attorney in the Legal & Compliance Department. RUSA is committed to treating all Supervised Persons in a fair and equitable manner. Individuals are encouraged to voice concerns regarding any personal or professional issue that may impact their ability or the firm's ability to provide a quality product to its clients while operating under the highest standards of integrity.

         1.   Any such  reports  will be  treated  confidentially  to the extent permitted by law and investigated promptly and appropriately.
         2.   Retaliation  against  any  individual  making  such  a  report  is prohibited and constitutes a violation of the Code.

M.   ANNUAL REVIEWS AND CERTIFICATIONS
     ---------------------------------

The Legal & Compliance Department will review the Code annually and update any provisions and/or attachments which RUSA deems require revision.

Upon employment, all Supervised Persons are required to certify that they have:

         1.   Received a copy of the Code;
         2.   Read and understand all provisions of the Code; and
         3.   Agreed to comply with all provisions of the Code.

At the time of any amendments to this Code, all Supervised Persons are required to:

         1. Certify they have received, read and understood the amendments to the Code; and
         2. Agree to comply with the amendment and all other provisions of the Code.

Annually, all Supervised Persons are required to:

         1.   Certify they have read and  understand all provisions of the Code;
              and
         2.   Agree to comply with all provisions of the Code.

N.   SANCTIONS
     ---------

Regardless of whether a government inquiry occurs, RUSA views seriously any violation of its Code of Ethics. Disciplinary sanctions may be imposed on any Supervised Persons committing a violation, including, but not necessarily limited to, censure, suspension, monetary penalties, or termination of employment.

O.   FURTHER INFORMATION
     -------------------

If any Supervised Persons has any questions with regard to the applicability of the provisions of this Code, generally or with regard to any attachment referenced herein, they should consult the Legal & Compliance Department.



Updates:
January 2005
March 2005
May 2005
August 2005


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